VMW Q2 FY2020 Earnings Conference Call August 22, 2019 Exhibit 99.7 Second quarter Earnings Announcement Slides posted to Investor Relations Page (excerpts)

Pat Gelsinger, CEO 3 Secular Enterprise Trends Strengthening Multi-cloud is the new model for Enterprise IT. Digital transformation driving accelerated pace of cloud native app development. Security has become a significant challenge and priority.

Driving our customers’ digital transformation agenda Leading security cloud platform Leading application modernization platform Leading innovator in enterprise software Provide the software to build, run, manage, connect and protect any app across any cloud and on any device

Pat Gelsinger, CEO Why Pivotal and Why Now? Customers are asking for a VMW- Pivotal platform. Pivotal customers have seen a significant acceleration in the delivery of modern applications. Many of VMware’s largest customers run Pivotal software at scale on VMware, and have seen a significant acceleration in their delivery of modern applications. VMware can accelerate the benefits to existing Pivotal customers, and with VMware’s installed base, reach and credibility, we believe we can massively accelerate customer adoption.

Pat Gelsinger, CEO Why Pivotal and Why Now? Pivotal is a technology leader. 3M+ developers. Spring Boot downloaded over 75 million times per month and is most popular Java developer framework today. Led the market to containerized applications. Over 750,000 application instances run on Pivotal’s Platform across all customers.

Pat Gelsinger, CEO Why Pivotal and Why Now? Kubernetes is the standard and Pivotal has made a major shift to Kubernetes. VMware has also made a major shift to Kubernetes, and together, we’re best positioned to capitalize on this shift. The transition to Kubernetes is underway, and the time to move decisively is now. With the acquisition of Pivotal, VMware will go from the best infrastructure software company to the best infrastructure and developer software company.

Pat Gelsinger, CEO Why Carbon Black? Cybersecurity and protection of enterprise apps, data, network, endpoints and identity is a primary concern across the C-Suite and Boards. The current cybersecurity industry is simply broken and ineffective. Bringing Carbon Black into the VMware family, to deliver an enterprise-grade platform to protect workloads, applications and networks - from device to cloud. Carbon Black has created an innovative, cloud-native security platform, leveraging an AI-powered data lake, which today sees and stops approximately one million cyberattacks per day. Carbon Black’s smart, lightweight agent provides comprehensive protection of endpoints and defense against a variety of threats and breaches. Carbon Black is rated a leader by industry analysts, with more than 5,600 customers. Carbon Black’s assets are complementary and synergistic to existing VMware security products – AppDefense, WorkspaceONE, NSX and Secure State.

Pat Gelsinger, CEO Why Carbon Black? The combination will create a highly differentiated, intrinsic security cloud platform with extraordinary telemetry and network effects. Intend to create deep integrations, agentless on the server workload side, while also collapsing endpoint management and endpoint security into an industry-first unified workspace solution. Also plan for integrations with NSX and Secure State. Leveraging our unrivaled position in workloads, we can uniquely and radically reduce the attack surface thereby intrinsically preventing many sophisticated attacks and automating threat response. Distribution and enterprise reach of VMware, Dell and SecureWorks will further accelerate the adoption of Carbon Black in the enterprise. VMware will be able to take a significant leadership position in security for the new age of multi-cloud, modern apps and modern devices.

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Our “any, any, any” vision continues to resonate Trends are validating our “Any, Any, Any” vision Emergence of multi-cloud computing Apps being built to run across clouds, in the datacenter and across all devices Growth at the connected edge As customers execute on their digital transformation journey, we will provide the software to build, run, manage, connect and protect any app across any cloud and on any device With customers and partners as we drive our customers’ digital transformation agenda VMware Vision Any Device Any Application Any Cloud

We are expanding our portfolio to accelerate our strategy

Any Cloud | Any App | Any Device

Build	Run	Manage	Connect	Protect
Heptio	vSphere	vRealize	NSX	AppDefense
PKS	vSAN	WorkspaceONE	VeloCloud	SecureState
Bitnami	VMware Cloud	CloudHealth	Avi Networks	Carbon Black
Pivotal	VMware Cloud Foundation			
	VCPP			

vmware
©2019 VMware, Inc.
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$11.71 implied blended price per share $15.00 per Pivotal Class A share (cash) 0.0550 exchange ratio for Pivotal Class B shares1 (approximately 7.2 million VMware Class B shares to Dell) $2.7 billion enterprise value $0.8 billion expected net cash payout2 $26.00 per share $2.1 billion enterprise value $1.9 billion expected net cash payout3 Transaction summary Exchange ratio based on VMware and Pivotal share prices before Dell made its Schedule 13-D/A filing with the SEC on August 14, 2019 Net of cash, cash equivalents and short-term investments of Pivotal Net of cash, cash equivalents and short-term investments of Carbon Black Projections are for non-GAAP operating income and non-GAAP EPS Expectations: Pivotal and Carbon Black together to add >2 pts of revenue growth and over $1 billion of mostly Hybrid Cloud Subscription and SaaS revenue to VMware’s total revenue in year 1 Pivotal and Carbon Black to meaningfully increase our total revenue in Hybrid Cloud Subscription and SaaS to over $3 billion in year 2 Combination of Pivotal and Carbon Black together to be operating income4 positive in year 1, and both cash flow positive and EPS4 accretive in year 2 2. We have the flexibility to fund the acquisitions through cash on our balance sheet and access to short-term borrowing capacity 3. Expect closing both Pivotal and Carbon Black in 2H FY-20 (subject to customary closing conditions) 4. Once closed, we will update VMware’s historical financial statements to reflect the historical performance of Pivotal

Q&A

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Forward-Looking Statements This presentation contains forward-looking statements including, among other things, statements regarding the proposed acquisitions of Carbon Black and Pivotal Software by VMware, such as: the amount and type of consideration expected to be paid for each acquisition; the net cash and equity payouts and dilutive impact on VMware; the sources of funding for the acquisitions, including VMware’s ability to access short-term borrowing; the expected timing for the acquisitions; the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers; as well as, increasing customer interest in VMware cloud infrastructure technology; and the expected benefits to and adoption by customers of VMware products and services, including, for example, those relating to the announcements of Google Cloud VMware Solution, Azure VMware Solutions, VMware HCX Enterprise and VMware’s recently completed acquisitions; VMware’s expectations and estimates regarding total and license revenues, GAAP and non-GAAP operating margin, diluted GAAP and non-GAAP net income per share, diluted share count and GAAP and non-GAAP tax rates for Q3 fiscal year 2020 (FY20) and full year FY20; expectations regarding and non-GAAP to GAAP reconciliations of FY20 cash flow from operations, capital expenditures and free cash flow; expectations related to VMware’s non-GAAP to GAAP reconciliations of operating margin and diluted net income per share for Q3 FY20 and FY20; and expectations regarding growth in total revenue plus the sequential change in total unearned revenue for Q3 FY20. These forward-looking statements are subject to applicable safe harbor provisions under federal securities laws, such as the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisitions (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer and the outcome of the vote by Pivotal stockholders to approve the Pivotal acquisition; (3) the possibility that either or both acquisitions do not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to each acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) risks related to the ability to realize the anticipated benefits of the proposed acquisitions, including the possibility that the expected benefits from the proposed acquisitions will not be realized or will not be realized within the expected time period; (7) the risk that the businesses will not be integrated successfully; (8) disruption from the transactions making it more difficult to maintain business and operational relationships; (9) negative effects of this announcement or the consummation of the proposed acquisitions on the market price of VMware’s common stock, credit ratings and operating results; (10) the risk of litigation and regulatory actions related to the proposed acquisitions; (11) other business effects, including the effects of industry, market, economic, political or regulatory conditions; (12) other unexpected costs or delays in connection with the acquisitions; (13) adverse changes in general economic or market conditions; (14) delays or reductions in consumer, government and information technology spending; (15) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization software and cloud, end user and mobile computing industries, and new product and marketing initiatives by VMware’s competitors; (16) VMware’s customers’ ability to transition to new products and computing strategies such as cloud computing, desktop virtualization and the software defined data center; (17) VMware’s ability to enter into, maintain and extend strategically effective partnerships and alliances; (18) the uncertainty of customer acceptance of emerging technology; (19) the ability to successfully integrate into VMware acquired companies and assets and smoothly transition services related to divested assets from VMware; (20) rapid technological changes in the virtualization software and cloud, end user and mobile computing industries; (21) changes to product and service development timelines; (22) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (23) VMware’s ability to protect its proprietary technology; (24) VMware’s ability to attract and retain highly qualified employees; (25) the ability of VMware to realize synergies from Dell; (26) disruptions resulting from key management changes; (27) risks associated with international sales such as fluctuating currency exchange rates and increased trade barriers; (28) changes in VMware’s financial condition; (29) risks associated with cyber-attacks, information security and privacy; and (30) geopolitical changes such as Brexit and increased tariffs and trade barriers that could adversely impact our non-U.S. sales. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Pivotal Software Acquisition and Where to Find It This communication may be deemed to be solicitation material in respect of the proposed merger with Pivotal Software (the “Pivotal Merger”). This communication does not constitute an offer to sell or the solicitation of an offer to buy VMware securities or the solicitation of any vote or approval. The proposed Pivotal Merger will be submitted to Pivotal’s stockholders for their consideration. In connection with the proposed transaction, Pivotal intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Pivotal, the Company and Dell Technologies in connection with the proposed transaction. The definitive proxy statement will be mailed to Pivotal’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIVOTAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pivotal with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov. In addition, Pivotal’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of Pivotal’s website at investors.pivotal.io or by contacting Pivotal’s Investor Relations Department via e-mail at ir@pivotal.io. Pivotal, VMware, Dell Technologies Inc. and certain of their respective executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Pivotal’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Pivotal’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Pivotal’s common stock is also set forth in Pivotal’s proxy statement for its 2019 annual meeting of stockholders filed on May 3, 2019 with the SEC, which may be obtained free of charge from the sources indicated above.

Additional Information about the Carbon Black Tender Offer & Where to Find It The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.  In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.